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                                                                   EXHIBIT 23(d)

                         Independent Auditors' Consent

The Board of Directors
CNB Bancshares, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of CNB Bancshares, Inc. of our report dated March 30, 1998, relating to the consolidated balance sheets of Pinnacle Financial Services, Inc. and subsidiaries (Pinnacle) as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the December 31, 1997 annual report on Form 10-K of Pinnacle.

Our report dated March 30, 1998 contains a paragraph that states we previously audited and reported on the consolidated balance sheet of Pinnacle as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995, prior to their restatement for the 1997 pooling of interests. The contribution of Pinnacle to total assets and net income represented 50% and 57% of the respective restated totals for the year ended December 31, 1996 and the contribution of Pinnacle to net income represented 40% of the respective restated total for the year ended December 31, 1995. Separate consolidated financial statements of the other companies included in the December 31, 1996 restated consolidated balance sheet and consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995 were audited and reported on separately by other auditors. We audited the combination of the Pinnacle consolidated balance sheet as of December 31, 1996 and consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995, after restatement for the 197 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in note 1 of the notes to the consolidated financial statements.

/s/ KPMG Peat Marwick LLP

Chicago, Illinois
June 3, 1998